Exhibit 23.1

To Whom it May Concern:

We hereby consent to the use in the Amendment No. 1 to the Registration Statement of United Capital Consultants, Inc., on Form S-1 to be filed on June 1, 2020, of our Report of Independent Registered Public Accounting Firm, dated April 21, 2020, on the balance sheet of United Capital Consultants, Inc. as of December 31, 2019 and 2018 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2019 and 2018, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

Farmington, Utah

June 1, 2020